Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251509

PROSPECTUS

Up to 3,669,425 Common Shares underlying Warrants

Offered by the Selling Shareholders

TANTECH HOLDINGS LTD

This prospectus relates to the resale, from time to time, by the selling shareholders (the “Selling Shareholders”) identified in this prospectus under the caption “Selling Shareholders,” of up to 3,669,425 of our common shares, par value $0.001 per share (the “Common Share”), issuable upon exercise of certain outstanding warrants (the “Warrants”) to purchase Common Shares.

The Warrants include:

1)	the warrants (the “Unregistered Investor Warrants”) we issued to the investors pursuant to a securities purchase agreement dated November 20, 2020 (the “Securities Purchase Agreement”), to purchase up to an aggregate of 3,305,788 Common Shares at an exercise price equal to $1.81 per share, which warrants expire on November 24, 2025; and
2)	the warrant (the “Univest Warrant”) we issued to Univest Securities, LLC (“Univest”), the placement agent in connection with the Securities Purchase Agreement, pursuant to a placement agency agreement dated November 20, 2020, as amended on December 8, 2020 (the “Placement Agency Agreement”), to purchase up to an aggregate of 363,637 Common Shares at an exercise price equal to $1.815 per share, exercisable between May 24, 2021 to November 24, 2023.

We are not selling any Common Shares under this prospectus and will not receive any proceeds from the sale of Common Shares by the Selling Shareholders. We will receive proceeds from cash exercise of the Warrants which, if exercised in cash with respect to all of the 3,669,425 Common Shares, would result in gross proceeds of $6,643,477.44 to us. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the Common Shares.

The Selling Shareholders may sell the Common Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The Common Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our Common Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TANH.” On December 15, 2020, the last reported sale price of our Common Shares on Nasdaq was $1.43 per share.

Investing in our securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 15 of this prospectus, as well as those included in the periodic and other reports we file with the Securities and Exchange Commission before you make your investment decision.

Neither the Securities and Exchange Commission, any United States state securities commission, the British Virgin Islands Monetary Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 28, 2020

PROSPECTUS SUMMARY

This prospectus describes the general manner in which the Selling Shareholders may offer from time to time up to an aggregate of 3,669,425 Common Shares issuable upon the exercise of the Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Common Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Common Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus or any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Common Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

Except as otherwise indicated by the context, references in this prospectus to:

•	“we,” “us,” “our company,” “our” and “Tantech” refer to

•	Tantech Holdings Ltd, a British Virgin Islands company limited by shares (formerly Sinoport Enterprises Limited) (“THL” when individually referenced);

•	USCNHK Group Limited, a Hong Kong limited company (“USCNHK” when individually referenced), which is a wholly owned subsidiary of THL;

•	EAG International Vantage Capitals Limited, a Hong Kong limited company (“Euroasia” when individually referenced), which is a wholly owned subsidiary of THL;

•	Tantech Holdings (Lishui) Co., Ltd., a PRC company (“Lishui Tantech” when individually referenced), which is a wholly owned subsidiary of USCNHK ;
•	Euroasia New Energy Automotive (Jiangsu) Co., Ltd., a PRC company (“Euroasia New Energy” when individually referenced), which is a wholly owned subsidiary of EAG;
•	Shanghai Jiamu Investment Management Co., Ltd., a PRC company (“Jiamu” when individually referenced), which is a wholly owned subsidiary of EAG;

•	Lishui Xincai Industrial Co., Ltd., a PRC company (“Lishui Xincai” when individually referenced), which is a wholly owned subsidiary of Lishui Tantech;

•	Lishui Smart New Energy Automobile Co., Ltd., a PRC company (“Lishui Smart” when individually referenced), which is a wholly owned subsidiary of Lishui Tantech;
•	Zhejiang Shangchi New Energy Automobile Co., Ltd., a PRC company (“Zhejiang Shangchi” when individually referenced), which is a wholly owned subsidiary of Lishui Tantech;
•	Zhejiang Tantech Bamboo Charcoal Co., Ltd, a PRC company (“Tantech Charcoal”), which is a wholly owned subsidiary of Lishui Xincai; and
•	Lishui Jikang Energy Technology Co., Ltd., a PRC company (“Jikang Energy”), which is a wholly owned subsidiary of Lishui Xincai;
•	Zhejiang Tantech Bamboo Technology Co., Ltd, a PRC company (“Tantech Bamboo”), which is a wholly owned subsidiary of Jikang Energy;
•	Hangzhou Tanbo Technology Co., Ltd., a PRC company (“Tanbo Tech”), which is a wholly owned subsidiary of Lishui Xincai;
•	Hanzhou Wangbo Investment Management Co., Ltd, a PRC company (“Wangbo”), which is 95% owned by Xinyang Wang and 5% owned by Wangfeng Yan, and a consolidated affiliated variable interest entity controlled solely by Jiamu;
•	Hangzhou Jiyi Investment Management Co., Ltd., a PRC company (“Jiyi”), which is a wholly owned subsidiary of Jiamu:
•	Shangchi Automobile Co., Ltd., a PRC company (“Shangchi Automobile”), which is 51% owned by Wangbo, 19% owned by Jiyi, and 30% owned by an unrelated third party; and
•	Shenzhen Yimao New Energy Sales Co., Ltd., a PRC company (“Shenzhen Yimao”), which is a wholly owned subsidiary of Shangchi Automobile.

•	all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars,” and “$” are to the legal currency of the United States; and

•	“China” and “PRC” refer to the People’s Republic of China, and for the purpose of this prospectus only, excluding Taiwan, Hong Kong and Macau.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR BUSINESS

Our Company

We develop and manufacture bamboo-based charcoal products for industrial energy applications and household cooking, heating, purification, agricultural and cleaning uses. We have grown over the past decade to become a pioneer in charcoal products industry made from carbonized bamboo. We are a highly specialized high-tech enterprise producing, researching and developing bamboo charcoal-based products with an established domestic and international sales and distribution network.  On July 12, 2017, we completed the acquisition of Suzhou E Motors Co, which became known as Shangchi Automobile, a specialty electric vehicles manufacturer based in Zhangjiagang City, Jiangsu Province, and our business includes the manufacture and sale of electric vehicles. In November 2020, we established two subsidiaries in Zhejiang Province which will focus on production and sale of electric vehicles.

Below is a chart representing our current corporate structure as of date of this prospectus:

We provide our products in the following areas:

We oversee a national sales network that has a presence in 19 cities throughout China. Through wholesalers, our products are also sold in Japan, South Korea, Taiwan, the Middle East and Europe.

In addition to our bamboo charcoal products, we also derive revenues from our trading activities, which primarily relate to industrial purchases and sales of charcoal.

Further, we own an indirect 18% interest in Libo Haokun Stone Co., Ltd., a marble mining operating company, and an indirect 14.76% interest in Fuquan Chengwang Mining Co., Ltd. (“Fuquan Chengwang”), a basalt mining company. In addition, Fuquan Chengwang is renewing a government-issued mining permit which expired on May 20, 2019. Pursuant to an investment agreement amendment we signed, we extended the renewal due date from June 30, 2020 to December 31, 2020.

We are headquartered in the bamboo rich southwest of Zhejiang Province, in the city of Lishui. Zhejiang province, located in southeastern coastal China, is China’s tenth largest province in population, with 58.5 million residents, and tenth in terms of population density as of the end of 2019. The first province in China without any counties in the poverty-county list of the central government, Zhejiang has become one of the wealthiest and most commercial provinces in China. Its province-wide GDP of approximately RMB 6.23 trillion in 2019 places it as the fourth highest in China in absolute amount.

Lishui is a prefecture-level city located in southwest Zhejiang province. Approximately 2.7 million residents live in the city as the end of 2019, and city-wide GDP is approximately RMB 147.7 billion in 2019. Lishui’s primary industries include wood and bamboo production, ore smelting, textile, clothes making, construction materials, pharmaceutical chemistry, electronic machinery and food processing. As to wood and bamboo production, approximately 69% of Lishui prefecture is covered with forest, giving it the nickname “The Foliage Ocean of Zhejiang.”

Zhejiang Province	City of Lishui

We rely on a combination of patent, trademark and trade secret laws and non-disclosure agreements and other methods to protect our intellectual property rights. We currently own five patents in China covering our bamboo charcoal production.

For the years ended December 31, 2019, 2018 and 2017, three major suppliers accounted for approximately 76%, three major suppliers accounted for approximately 72% and three major suppliers accounted for approximately 61% of the Company’s total purchases, respectively. Because we purchase a material amount of our raw materials from these suppliers, the loss of any such suppliers could result in increased expenses for our company and result in adverse impact on our business, financial condition and results of operations.

Bamboo and Bamboo Charcoal

As a company primarily focused on bamboo charcoal, our business is in a sub-part of China’s bamboo industry. Government policies that encourage the use of bamboo also benefit the bamboo charcoal industry. Accordingly, we provide a brief overview of bamboo and those elements of China’s bamboo industry, insofar as they have an effect on the bamboo charcoal industry in general and our company in particular.

Bamboo

Bamboo plants are some of the fastest growing plants in the world, with some varieties growing more than three feet per day. Moreover, Bamboo can be re-grown quickly following harvesting, ensuring high frequency utilization without shortages. Unlike trees, individual bamboo culms emerge from the ground at their full diameter and grow to their full height in a single growing season of three to four months. Over the next 2–5 years, fungus begins to form on the outside of the culm, which eventually penetrates and overcomes the culm. Eventually the fungal growths cause the culm to collapse and decay. As a result, bamboo culms generally have life cycles of up to ten years, at which point they must be cut down in order to preserve the environment of the surrounding forest. Optimal quality bamboo culms for carbonization are cut at five years of age. Additional bamboo can be grown in the same area where previous culms grew.

Bamboo is considered environmentally friendly because it takes in substantial amounts of carbon dioxide and gives off oxygen as it grows. Indeed, bamboo sequesters more carbon dioxide than an equivalent region of plantation trees. Moreover, harvesting of bamboo is considered more environmentally friendly than allowing it to live through the full life cycle, as such harvesting maximizes the amount of carbon dioxide the bamboo can sequester because of the effects of fungus noted above.

The total value of China's bamboo industry was approximately $35 billion, as of 2018. As of 2018, it employs more than 8 million people and has become a pillar industry of development of economic society of China’s bamboo main producing area and major income source of peasants’ families. Given bamboo’s importance in China, we believe that favorable government policies and regulations encouraging the advancement of bamboo technology in China generally will create an environment favorable to our increased production of bamboo-based charcoal products. The Chinese government is also working to develop its bamboo industry to meet its goals in environmental protection and green economic development, as planting bamboo is both profitable and environmentally-friendly, according to the International Network for Bamboo and Rattan (“INBAR”). Moreover, given the central government’s goal to reduce carbon dioxide emissions per unit of GDP by 60 to 65 percent by 2030 compared to 2005, we expect the bamboo technology industry to continue to be important to the country’s long-term planning.

China now produces approximately 80% of the world’s bamboo and consumes approximately 60% of that production. According to statistics from INBAR, China has more than 6 million hectares for bamboo production and over 500 bamboo species. In 2018, for example, the domestic industry was worth $30 billion and employed more than 8 million people.

During a period of rampant deforestation, China put in place restrictions on harvesting of natural wood and encouraged the country to make more use of bamboo. Under the National Forest Protection Program (“NFPP”), China implemented natural forest logging bans that covered 17 provinces in China. These bands required consumers of charcoal to look to other sources for creation of charcoal than the natural trees they were most familiar with using. During this time, bamboo charcoal became a viable alternative in the country.

Bamboo has many desirable characteristics compared to timber based products:

•	Culms are ideally allowed to reach 5-7 years of maturity prior to full capacity harvesting. The clearing out or thinning of culms, particularly older decaying culms, helps to ensure adequate light and resources for new growth;

•	Commercial growers can annually harvest between one-quarter and one-third of a bamboo grove that is at least three years old. Harvesting at such rates allows continuous, sustainable harvesting;

•	Bamboo will re-grow from same rootstalk (rhizome);

•	Plant tends to be drought tolerant

•	Bamboo minimizes carbon dioxide gases and generates up to 35% more oxygen than an equivalent area of trees. One hectare of bamboo can sequester 62 tons of CO2 /year, while one hectare of young forest can sequester 15 tons of CO2 /year.

The physical and environmental properties of bamboo make it an exceptional economic resource for a wide range of uses. It grows quickly and can be harvested annually without depletion of the parent plant and without causing harvesting damage or deterioration in soil quality; in addition bamboo is very versatile and has many uses in the construction, culinary, furniture, pulp, pharmaceutical, and textiles industries. New uses for bamboo are being developed as we understand its biological, chemical and physical characteristics.

The global bamboos market size was valued at USD 68.8 billion in 2018 and is expected to grow at a compound annual growth rate of 5.0% from 2019 to 2025. There are about 39 genera of bamboo and more than 590 species in China with more than 6 million hectares of pure bamboo forest, which accounts for 25% of the bamboo area in the world. With more than 6 million hectares of bamboo plantations as of September 2018 , China is leading the world’s bamboo industry in its number of varieties, amount of bamboo reserves, as well as production output, said Zehui Jiang, co-chair of INBAR’s board of trustees.

Zhejiang province is situated on the shore of the East China Sea and has about thirty genera and four hundred varieties of bamboo. Bamboo products made there are sold all around the world, with an annual output of RMB 48.6 billion ($6.9 billion) in 2017. Zhejiang province has almost one sixth of the whole bamboo forest area in China.

Bamboo Charcoal

Bamboo charcoal has been documented in China as early as 1486 AD during the Ming Dynasty in China. Bamboo charcoal has traditionally been used as a heating source, in replacement of wood, coal or wood charcoal. As a source of heat, bamboo charcoal has a calorific value approximately half that of an equivalent weight of oil, and similar to the calorific value of wood. In addition to being an efficient source of heat, bamboo charcoal is considered by the International Tree Foundation less polluting than wood charcoal, because it burns more cleanly due to a lower percentage of volatile matter. Smoke and pollution in charcoal burning relate largely to moisture content and volatile matter. While careful processing can control the moisture content, the ratio of volatile matter is affected by the source of charcoal.

Because of the relatively higher pollution levels in wood charcoal, it is estimated that the burning of wood fuel claims the lives of an estimated 4 million people every year who inhale the smoke. Moreover, it takes between seven and ten tons of wood to produce one ton of wood charcoal, compared with four tons of bamboo to produce one ton of bamboo charcoal.

In addition to use as a heating source, bamboo charcoal has applications as an adsorbent, deodorizer, dehumidifier, purifier and electrical conductor. Nonactivated bamboo charcoal is a versatile mineral matter with great porosity and consequently high absorption ability. Bamboo charcoal’s porous surface area makes it an ideal air and water purifying agent, odor absorbent, additive, dehumidifier and electromagnetic wave absorber (electromagnetic waves from computers, mobile telephones and other electronics can be conducted through bamboo charcoal to dissipate their energy in the charcoal pores). While wood charcoal’s surface area may be as low as 20 m 2 /g, bamboo charcoal generally ranges from 300-600 m 2 /g.

While bamboo charcoal has a high absorptive capacity after carbonization, it becomes even more effective after activation. Activated bamboo carbon is bamboo charcoal that has been taken through an extra step greatly increasing its absorptive abilities. Activated bamboo charcoal can be used for cleaning the environment, absorbing excess moisture and producing medicines.

The carbonization process occurs in the absence of oxygen and produces a brown-black liquid containing more than 200 organic compounds known as bamboo vinegar, or pyroligneous acid. Following sedimentation two distinct layers appear: a light yellow-brown liquid (clarified bamboo vinegar) which can be refined to produce acetic acid, propionic acid, butyric acid, carbinol and organic solvents, and a viscid oily liquid (bamboo tar) containing large amounts of phenol substances. Bamboo vinegar is found in sanitary and health products as well as a range of horticultural fertilizers and organic solutions.

EDLC Carbon (Divested Business)

On December 14, 2017, the Company entered into a sale agreement and related agreements (the “Agreements”) to transfer its electric double-layer capacitor (“EDLC”) carbon business (including intellectual property rights and equipment) to Zhejiang Apeikesi Energy Co., Ltd. (the “Buyer”), a Chinese start-up company controlled by Dr. Zaihua Chen, our former CTO. After the completion of the transactions, the Company focuses its core business on the development of specialty-used electric vehicles and traditional charcoal products. Tantech’s Board of Directors approved the terms of the sale based on a valuation report obtained by the parties and with knowledge that Dr. Chen was the Company’s CTO during the transaction. However, as part of the transactions, Dr. Chen resigned from the Company’s CTO position on December 31, 2017.

The decision of the Company to divest its EDLC carbon business was made based on business considerations, including the fact that (1) the Company’s EDLC carbon business had been dependent on a very limited number of customers, (2) there existed capital constraints on additional substantial investment on developing EDLC carbon products, (3) there existed a challenging market condition and unfavorable political climate and (4) the Company intended to transition focus of its traditional charcoal business to its electric vehicle business.

Pursuant to the Agreements, Tantech sold to the Buyer all of its intellectual property rights related to EDLC carbon and the equipment for research and development and production. The Buyer paid Tantech a total purchase price of RMB 16 million. The payment will be made over 10 years. Other key terms include the following: (a) the first payment of 28% of the total purchase price, or RMB 4.48 million, was made in 2017, consisting of RMB 3.2 million in cash advancement and RMB 1.28 million as payment for Tantech’s EDLC carbon related intellectual property rights; (b) the remaining balance of the purchase price will be paid evenly over the following nine years; (c) the second payment of RMB 1.28 million of the purchase price and cash interests on the remaining cash receivable was made in 2018; and (d) Tantech will lease its office space, including offices and EDLC carbon research and development and production facilities, to the Buyer, subject to a concession of a free leasehold for the first two years.

Disposal of Tantech Energy

On June 26, 2019, our wholly-owned subsidiary Tantech Bamboo entered a share transfer agreement to sell all of its shares in its wholly-owned subsidiary, Tantech Energy, to an unrelated third party. The consideration is RMB 6,500,000 (approximately US$ 941,000). The Company completed the disposition process in July 2019.

Electric Vehicles

Pursuant to the Call Option Agreement executed on May 2, 2016, Supplemental Agreement I signed on December 22, 2016 and Supplemental Agreement II signed on July 12, 2017, the Company acquired a 70% equity interest of Shangchi Automobile, formerly Suzhou Yimao E-Motors Co., Ltd. The 70% equity interest include a 19% equity interest owned directly by Jiyi and a 51% equity interest owned through a series of contractual agreement with the owners of Wangbo. Jiyi is 100% owned by Jiamu, which is, in turn, wholly owned by Euroasia International Capital (“Euroasia”), a 100% owned subsidiary of the Company. These agreements include an Exclusive Management Consulting and Technology Agreement, two Equity Pledge Agreements, two Exclusive Call Option Agreements, two Proxy Agreements and two Power of Attorney (collectively “VIE Agreements”). Pursuant to the above VIE Agreements, Jiamu has the exclusive right to provide Wangbo consulting services related to business operations including technical and management consulting services. All the above contractual agreements obligate Jiamu to absorb a majority of the risk of loss from Wangbo’s activities and entitle Jiamu to receive a majority of their residual returns. In essence, Jiamu has gained effective control over Wangbo. Therefore, the Company believes that Wangbo should be considered as a Variable Interest Entity (“VIE”).

Suzhou E-Motors was established in April 2011. It changed its name to Shangchi Automobile in January 2019. It develops, manufactures, and sells specialty electric vehicles. The company also offers solar cells, lithium-ion batteries, auto parts, and electric control systems in China. Its manufacturing facility, located in Zhangjiagang City, Jiangsu Province is 15,000 square meters. Shangchi Automobile has been approved by Ministry of Industry and Information Technology of the People's Republic China (“MIIT”) as qualified to manufacture electric vehicles. It is also entitled to both central and local government subsidies with any approved electric vehicle (“EV”) models. As of November 30, 2020, Shangchi Automobile has not updated the previous ten EV models and remained one fuel vehicle model approved by MIIT.

Shangchi Automobile has to date developed a full range of electric buses and a variety of specialty vehicles. It has developed more than ten models of electric buses, electric logistics cars, and specialty vehicles, such as high-speed brushless cleaning cars, electric cleaning cars, special emergency vehicles, and funeral cars. The sale region for current products is mainly within Jiangsu Province where the Shangchi Automobile locates. In 2017, we sold 100 various types of vehicles, where 10 types of vehicles directly sold to Northern China, and over 90 types of vehicles were used in Northern China. In 2018, we sold 110 logistic vehicles to Southern China. In 2019, we sold 117 electronic logistic cars in fiscal 2019 on behalf of other vehicle manufacturers for commission income. Below are examples of the specialty vehicles produced by Shangchi Automobile.

Urban Sanitary Vehicles. The Urban Sanitary Vehicles work with high efficiencies with low operating expenses. They travel (clean) around 20~30 km/hr with fuel consumption rates approximately 3.33 km/liter. The vehicles are equipped with professional sanitary vehicle chasses, with front axle drives & front axle steering to strengthen their operations’ stability and smoothness; the whole vehicle is made of strengthened steel plates and pipes, making it more durable and anti-collusive.

Tourist Buses. The Tourist Buses are 12-meter-long and 7-meter-long lithium-battery-based buses whose interior noise is less than 76 dBs and off vehicle acceleration noise is less than 82 dbs.

Logistic Vehicles. The logistic electric vehicles are 4.2-meter-long, 810 kg standard load weight fully charged vehicles. Each are a 100% electricity-driven vehicle specially designed for logistics companies. The batteries for this vehicle can be charged and discharged quickly, and each vehicle is made of high quality steel stamping body which is highly durable. The internal structure and the design of the car doors are both made for the deliverers’ convenience.

Below are the major vehicle components we purchase for assembling the EVs:

•	Vehicle chassis

•	Electric motors

•	Lithium-ion battery packs

•	Three-in-One electric control systems

•	Vehicle carriage

In general, the purchase of the vehicle chassis, electric motors, lithium-ion battery pack and three-in-one electric control system have covered two-thirds of EVs’ production cost. We purchase these components from four different but well-established suppliers in China.

We currently rely on local EV distributors to sell our EVs to end-users. The primary reason for such a sales channel is the dependence on local government subsidy policies. In general, local governments only allow the locally-licensed EV distributors to sell EVs, which are entitled to EV road permits and subsidies.

Over the years, Shangchi Automobile has had more than 15 EV core technologies and patents, including nanotechnology for raw materials for power lithium electronics, group technology of power lithium electronics and battery management technology.

Due to China's revised new energy vehicle subsidy policy and fierce competition in the electric buses market, we experienced declined customer orders in sales of EVs in 2019. We have temporarily suspended the sale of EVs in order to protect working capital. With continuing assembling vehicles for other manufacturer, Shangchi Automobile has maintained a healthy working capital and flow. In the meantime, we were engaged with research and develop team to seek new EVs models and set up two subsidiaries in Zhejiang province to produce and sell new energy street sweepers. Based on Chinese government's environmental protection requirements, we have adopted a differentiation strategy, focusing on new energy special vehicles, such as new energy logistics vehicles and new energy street sweepers. The newly developed new energy street sweepers are expected to be produced in the first half of 2021, and sales are expected to begin at that time.

Corporate Information

Our principal executive offices are located at c/o Tantech Holdings (Lishui) Co., Ltd., No. 10 Cen Shan Road, Shuige Industrial Zone, Lishui City, Zhejiang Province 323000, People’s Republic of China. Our telephone number at this address is +86-578-226-2305. Our Common Shares are traded on Nasdaq under the symbol “TANH.”

Our Internet website, http://ir.tantech.cn, provides a variety of information about our Company. We do not incorporate by reference into this prospectus any of the information on, or accessible through, our website, and you should not consider it as part of this prospectus. Our annual reports on Form 20-F and current reports on Form 6-K filed and furnished with the SEC are available, as soon as practicable after filing, at http://ir.tantech.cn/SEC-Filings, or by a direct link to its filings on the SEC’s free website.

THE OFFERING

Common shares issued and outstanding as of December 18, 2020	35,894,097 Common Shares.

Common shares offered by the Selling Shareholders	Up to 3,669,425 Common Shares underlying the Warrants (3,305,788 Common Shares underlying the Unregistered Investor Warrants and 363,637 Common Shares underlying the Univest Warrant).

Common shares to be outstanding immediately after this offering	39,563,522 Common Shares, assuming the exercise of all of the Warrants for cash and without adjustment.

Terms of the offering	The Selling Shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the Common Shares offered by this prospectus from time to time on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Common Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Use of proceeds	The Selling Shareholders will receive all of the proceeds from the sale of any Common Shares sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholders. We may receive proceeds in the event that any of the Warrants are exercised at their respective exercise prices per share which may result in gross proceeds of $6,643,477.44. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds” in this prospectus.

Listing	Our Common Shares are listed on Nasdaq under the symbol “TANH.” There is no established trading market for the Warrants and we do not intend to list the Warrants on any exchange or other trading system.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 15, and in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.

The number of our Common Shares issued and outstanding as of December 18, 2020 and after this offering as shown above excludes:

•	1,000 Common Shares issuable upon the exercise of an investor’s warrant issued in connection with a registered direct offering which closed on September 29, 2017 (the “2017 Closing”), at an exercise price of $0.001, which warrant expires on September 29, 2022;

•	132,391 Common Shares issuable upon the exercise of a placement agent’s warrant issued in connection with a registered direct offering in the 2017 Closing, at an exercise price of $4.675, which warrant expires on September 29, 2022; and

•	2,754,820 Common Shares issuable upon the exercise of investors’ warrants issued in connection with a registered direct offering which closed on November 24, 2020 (the “2020 Closing”), at an exercise price of $1.81, which warrants expire on November 24, 2025.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus and the information incorporated by reference herein and therein, including our Annual Report on Form 20-F for the fiscal year ended December 31, 2019. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our Common Shares to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

RISKS RELATED TO THIS OFFERING

You may experience dilution to the extent that our Common Shares are issued upon the exercise of outstanding warrants or other securities that we may issue in the future.

You may experience dilution to the extent that our Common Shares are issued upon the exercise of outstanding warrants, and if we issue additional equity securities, or there are any issuances and subsequent exercises of stock options issued in the future. Up to 2,754,820 Common Shares may be issued with the exercise of warrants issued to the investors in connection with a registered direct offering in the 2020 Closing at a per share exercise price of $1.81. Up to 133,391 Common Shares may be issued with the exercise of warrants issued in the 2017 Closing offering (including the warrant issued to the placement agent for such offering), at a per share exercise price of $0.001 for warrants issued to the investors in such offering and $4.675 for warrant issued to the placement agent in such offering. These warrants also bear anti-dilution protections in the event of stock dividends or splits, business combination, sale of assets, similar recapitalization transactions, or other similar transactions. Additionally, we have established a 2014 Share Incentive Plan for Common Shares and options for our employees, non-employee directors and consultants, and as of the date of this prospectus, this pool contains Common Shares and options to purchase an aggregate of up to 2,160,000 of our Common Shares, which was equal to 10% of the number of Common Shares outstanding as of our initial public offering.

A large number of Common Shares may be sold in the market following this offering, which may significantly depress the market price of our Common Shares.

The Common Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our Common Shares may be sold in the public market following this offering. If there are significantly more Common Shares offered for sale than buyers are willing to purchase, then the market price of our Common Shares may decline to a market price at which buyers are willing to purchase the offered Common Shares and sellers remain willing to sell our Common Shares.

In the event that our Common Shares are delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in our Common Shares because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our Common Shares have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in our Common Shares, which could severely limit the market liquidity of our Common Shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock,” a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Shareholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

There has been and may continue to be significant volatility in the volume and price of our Common Shares on Nasdaq.

The market price of our Common Shares has been and may continue to be highly volatile. Factors, including changes in the Chinese bamboo industry and electronic vehicles industry, changes in the Chinese economy, potential infringement of our intellectual property, competition, concerns about our financial position, operations results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market volume and price of our stock. Unusual trading volume in our shares occurs from time to time.

We have not paid and do not intend to pay dividends on our Common Shares. Investors in this offering may never obtain a return on their investment.

We have not paid dividends on our Common Shares since inception, and do not intend to pay any dividends on our Common Shares in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your Common Shares after price appreciation, which may never occur, in order to realize a return on your investment.

RISKS RELATED TO THE CURRENT PANDEMIC

Public health epidemics or outbreaks such as COVID-19 could adversely impact our business.

Our business, financial condition and results of operations may be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the COVID-19 outbreak and spread, which could significantly disrupt our operations. In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. The COVID-19 outbreak and spread has caused lockdowns, quarantines, travel restrictions, and closures of businesses and schools worldwide.

In January 2020, the World Health Organization declared the COVID-19 outbreak a global health emergency as the coronavirus outbreak continued to spread beyond China. In compliance with the government health emergency rules in place, we temporarily closed our offices in varies provinces in China and ceased production operations after the Chinese New Year. We gradually resumed operation and production in late February 2020 and fully resumed operation on March 23, 2020. During such temporary business closure period, our employees had very limited access to our manufacturing facilities and we could not utilize the services of shipping companies and as a result, we experienced difficulty delivering our products to our customers on a timely basis. In addition, due to the COVID-19 outbreak, some of our customers or suppliers have experienced financial distress, delayed or defaulted on their payments, reduced the scale of their businesses, and suffered disruptions in their business, and it may happen again in the future. If workers at one or more of our offices or the offices of our suppliers or manufacturers become ill or are quarantined and in either or both events are therefore unable to work, our operations could be subject to disruption. Further, if our suppliers become unable to obtain necessary raw materials or components, we may incur higher supply costs or our suppliers may be required to reduce production levels, either of which may negatively affect our financial condition or results of operations. Any increased difficulty in collecting accounts receivable, delayed raw materials supply, bankruptcy of small and medium businesses, or early termination of agreements due to deterioration in economic conditions could negatively impact our results of operations.

As of the date of this prospectus, the COVID-19 outbreak in China appears to have slowed down and most provinces and cities have resumed business activities under the guidance and support of the government. However, there is still significant uncertainty regarding the possibility of additional waves of infections and the breadth and duration of business disruptions related to COVID-19, which could continue to have material impact to the Company’s operations. The extent to which COVID-19 impacts our results for fiscal year 2020 will depend on certain future developments, including the duration and spread of the COVID-19 outbreak, emerging information concerning the severity of COVID-19 and the actions taken by governments and private businesses to attempt to contain COVID-19, all of which are uncertain at this point.

DESCRIPTION OF SHARE CAPITAL

THL was incorporated on November 9, 2010 under the BVI Companies Act, 2004 as a company limited by shares under the name “SINOPORT ENTERPRISES LIMITED中港企業有限公司.” On April 15, 2013, SINOPORT ENTERPRISES LIMITED中港企業有限公司changed its name to “TANTECH HOLDINGS LTD 炭博士控股有限公司.” On March 4, 2016, TANTECH HOLDINGS LTD 炭博士控股有限公司 changed its name to “TANTECH HOLDINGS LTD.”

Our authorized share capital consists of 50,000,000 Common Shares, par value $0.001 per share.

Description of Common Shares

For a description of the Common Shares being offered hereby, please see “Description of Share Capital” in the accompanying base prospectus. You should also refer to our memorandum and articles of association, which are filed as exhibits to the registration statement of which this prospectus is part.

Registration Rights

We entered into a registration rights agreement, dated as of November 20, 2020, with the investors in the 2020 Closing (the “Registration Rights Agreement”) and granted Univest the same registration rights with respect to the Univest Warrant that were granted to such investors. We are required within 30 calendar days of November 20, 2020 to file a registration statement providing for the resale of the Common Shares underlying the Unregistered Investor Warrants and the Univest Warrant. We have complied with such obligations in connection with the filing of this registration statement, of which this prospectus forms a part. We are also required to use commercially reasonable efforts to cause such registration to become effective within 60 calendar days (or, in the event of a “full review” by the SEC, within 90 calendar days) of November 20, 2020 and to keep such registration statement effective at all times until no Selling Shareholder owns any Unregistered Investor Warrants, the Univest Warrant or any Common Shares underlying the Unregistered Investor Warrants and Univest Warrant.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is VStock Transfer, LLC.

Nasdaq Listing

Our Common Shares are listed on Nasdaq under the symbol “TANH.”

SELLING SHAREHOLDERS

The 3,669,425 Common Shares being offered by the Selling Shareholders include (i) the 3,305,788 Common Shares issuable upon exercise of all of the Unregistered Investor Warrants and (ii) the 363,637 Common Shares issuable upon the exercise of the Univest Warrant. For additional information regarding the issuance of these securities, see “November 2020 Private Placement” in this prospectus. We are registering the 3,669,425 Common Shares in order to permit the Selling Shareholders to offer such shares for resale from time to time. Except for the ownership of the Warrants and the transactions contemplated by the 2020 Closing transaction documents, none of the Selling Shareholders have had any material relationship with us within the past three years.

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the Common Shares beneficially owned by the Selling Shareholder prior to this offering, (ii) the number of Common Shares being offered by the Selling Shareholder pursuant to this prospectus and (iii) the Selling Shareholder’s beneficial ownership after completion of this offering. The registration of the 3,669,425 Common Shares does not necessarily mean that the Selling Shareholders will sell all or any of such Common Shares, but the number of Common Shares and percentages set forth in the final two columns below assume that all Common Shares being offered by the Selling Shareholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Shareholders as of December 14, 2020, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to Common Shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of Common Shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, Common Shares subject to warrants held by that Selling Shareholder that are exercisable for Common Shares within 60 days after December 14, 2020, are deemed outstanding. Such Common Shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other shareholder.

This prospectus covers the resale of up to an aggregate of 3,669,425 Common Shares that may be sold or otherwise disposed of by the Selling Shareholders. These Common Shares are issuable to the Selling Shareholders upon the exercise of the Unregistered Investor Warrants and the Univest Warrant. The Unregistered Investor Warrants are immediately exercisable on the date of their issuance at an exercise price of $1.81 per share and expire five (5) years from the date on which they became exercisable. The Univest Warrant is exercisable beginning six (6) months after issuance at an exercise price of $1.815, through the third (3rd) anniversary of the issuance. See “November 2020 Private Placement” in this prospectus for further details relating to the Common Shares underlying the Warrants and the Warrants.

Selling Shareholder	Total Number of Common Shares Owned Prior to This Offering(1)	Total Number of Common Shares Underlying the Warrants and Offered Hereby(2)	Number of Common Shares Owned Following This Offering(3)	Percentage of Outstanding Common Shares Owned Following This Offering(3)
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(4)	1,515,152	826,447	688,705	1.63%
CVI Investments, Inc.(5)	1,515,152	826,447	688,705	1.63%
Hudson Bay Master Fund Ltd(6)	1,516,152	826,447	689,705	1.63%
Intracoastal Capital LLC(7)	1,515,152	826,447	688,705	1.63%
Univest Securities, LLC(8)	0	363,637	0	-
TOTAL	6,061,608	3,669,425	2,755,820	6.52%

(1)	The terms of the Warrants held by the Selling Shareholders include a blocker provision that restricts exercise to the extent the securities beneficially owned by the Selling Shareholders and their affiliates would represent beneficial ownership in excess of 4.99% (or, in the case of Hudson Bay Master Fund Ltd and Intracoastal Capital LLC, 9.99%) of our Common Shares outstanding immediately after giving effect to such exercise, subject to the holder’s option upon notice to us to increase or decrease this beneficial ownership limitation; provided that any increase of such beneficial limitation percentage shall only be effective upon 61 days’ prior notice to us and such increased beneficial ownership percentage shall not exceed 9.99% of our Common Shares (such limitation, a “Beneficial Ownership Limitation”). As a result, the number of Common Shares reflected in this column as beneficially owned by each Selling Shareholder consists of (a) the number of Common Shares subject to the Warrants exercisable for the Common Shares offered hereby and (b) other warrants that were issued to such Selling Shareholder in the 2020 Closing and the 2017 Closing, if any, in each case which such Selling Shareholder has the right to acquire as of December 14, 2020 or within 60 days thereafter and without it or any of its affiliates beneficially owning more than 4.99% (or, in the case of Hudson Bay Master Fund Ltd and Intracoastal Capital LLC, 9.99%) of the number of outstanding Common Shares as of December 14, 2020.

(2)	Represents the total number of Common Shares underlying the Warrants owned by each of the Selling Shareholders, assuming full exercise of the Warrants offered hereby.

(3)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 42,319,342 Common Shares outstanding on December 14, 2020, which includes 35,894,097 Common Shares issued and outstanding as of such date and assumes (1) full exercise of the Warrants that are exercisable for up to 3,669,425 Common Shares offered hereby, (2) full exercise of the warrants issued to the four Selling Shareholders in connection with the 2020 Closing that are exercisable for up to 2,754,820 Common Shares, and (3) exercise of a warrant issued to a Selling Shareholder in connection with the 2017 Closing for the remaining 1,000 Common Shares underlying such warrant. The calculation of beneficial ownership reported in such columns takes into account the effect of the Beneficial Ownership Limitations in any warrants held by the Selling Shareholders after this offering.

(4)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (“Alto”), has discretionary authority to vote and dispose of the shares held by Alto and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto. Alto and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(5)	Heights Capital Management, Inc. is the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the securities. The address of the principal business office of Heights Capital is 101 California Street, Suite 3250, San Francisco, CA 94111.

(6)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of the principal business office of Hudson Bay Capital Management LP is 777 Third Ave, 30th Floor, New York, NY 10017.

(7)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of the principal business office of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(8)	The address of the principal business office of Univest Securities, LLC is 375 Park Avenue 1502, New York, NY 10152.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Common Shares underlying the Warrants by the Selling Shareholders pursuant to this prospectus. We may receive up to $6,643,477.44 in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used to for working capital and general corporate purposes. The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of such Common Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of such Common Shares covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the Selling Shareholders. The Selling Shareholders, which, as used herein, includes donees, pledgees, transferees, or other successors-in-interest selling Common Shares or interests in Common Shares received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their Common Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Common Shares owned by such shareholder and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the Common Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee, or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders may use any one or more of the following methods when disposing of their shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales effected after the effective date of the registration statement of which this prospectus forms a part;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

• broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

In connection with the sale of Common Shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell Common Shares short and deliver these securities to close out their short positions, or loan or pledge the Common Shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended to reflect such transaction).

If the Common Shares are sold through broker dealers, the Selling Shareholders will be responsible for discounts or commissions or agent’s commissions. The aggregate proceeds to the Selling Shareholders from the sale of the Common Shares offered by them will be the purchase price of the Common Shares less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of Common Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholders also may resell all or a portion of the Common Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders and any underwriters, broker-dealers, or agents that participate in the sale of our Common Shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If a Selling Shareholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

To the extent required, the Common Shares to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers, or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth, if appropriate, in a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Shareholders and any other person participating in a distribution of the Common Shares covered by this prospectus will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the Common Shares by the Selling Shareholders and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the Common Shares.

NOVEMBER 2020 PRIVATE PLACEMENT

On November 24, 2020, in a private placement concurrent with a registered direct offering, we issued and sold to the investors in such offering Unregistered Investor Warrants to purchase up to an aggregate of 3,305,788 Common Shares at an exercise price equal to $1.81 per share. We also issued to Univest, the placement agent for such offering, the Univest Warrant to purchase up to an aggregate of 363,637 Common Shares at an exercise price equal to $1.815 per share.

Exercisability. The Unregistered Investor Warrants are exercisable for a period of five (5) years after the date of issuance. The Unregistered Investor Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Common Shares underlying the Unregistered Investor Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Common Shares purchased upon such exercise. If a registration statement or current prospectus is not effective or available for the registration of the Common Shares underlying the Unregistered Investor Warrants under the Securities Act after sixty (60) days of the following the closing date of the offering, the holder may, in its sole discretion, elect to exercise the Unregistered Investor Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the Unregistered Investor Warrants.

Exercise Limitation. A holder will not have the right to exercise any portion of the Unregistered Investor Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, in the case of two Selling Shareholders, 9.99%) of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Unregistered Investor Warrants. Any holder may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the Unregistered Investor Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Shares and also upon any distributions of assets, including cash, stock or other property to our shareholder.

Exchange Listing. There is no established trading market for the Unregistered Investor Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Unregistered Investor Warrants on any national securities exchange or other trading market.

Participation Rights. If at any time we grant, issue or sell any Common Shares or Common Share equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any Common Shares (the “Purchase Rights”), the holder of the Unregistered Investor Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, subject to the beneficial ownership limitations, the aggregate Purchase Rights which the holder of the Unregistered Investor Warrants could have acquired if the holder had held the full number of the Common Shares underlying the Unregistered Investor Warrants.

Fundamental Transactions. If we:

A.	directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not we are the surviving corporation) another subject entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets or any of our “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more subject entities, or (iii) make, or allow one or more subject entities to make, or allow us to be subject to or have our Common Shares be subject to or party to one or more subject entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding Common Shares, (y) 50% of the outstanding Common Shares calculated as if any Common Shares held by all subject entities making or party to, or affiliated with any subject entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of Common Shares such that all subject entities making or party to, or affiliated with any subject entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding Common Shares, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more subject entities whereby all such subject entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding Common Shares, (y) at least 50% of the outstanding Common Shares calculated as if any Common Shares held by all the subject entities making or party to, or affiliated with any subject entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of Common Shares such that the subject entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding Common Shares, or (v) reorganize, recapitalize or reclassify its Common Shares;

B.	directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, allow any subject entity individually or the subject entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Common Shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares not held by all such subject entities as of the date of this Warrant calculated as if any Common Shares held by all such subject entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding Common Shares or our other equity securities sufficient to allow such subject entities to effect a statutory short form merger or other transaction requiring our other shareholders to surrender their Common Shares without approval of our shareholders; or
C.	directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction, then the holder of any Unregistered Investor Warrants will thereafter receive, the securities or other consideration to which a holder of the number of Common Shares then deliverable upon the exercise or exchange of such Unregistered Investor Warrants would have been entitled upon such consolidation or merger or other transaction. Additionally, in the event of a fundamental transaction, each warrant holder will have the right to require us, or our successor, to repurchase the Unregistered Investor Warrants for an amount equal to the Black-Scholes value of the remaining unexercised portion of the warrant on the terms set forth in the Unregistered Investor Warrants.

Rights as a Shareholder. Except as otherwise provided in the Unregistered Investor Warrants or by virtue of such holder’s ownership of our Common Shares, the holder of an Unregistered Investor Warrant will not have the rights or privileges of a holder of our Common Shares, including any voting rights, until the holder exercises such warrant.

Placement Agent’s Warrant.

Pursuant to the Placement Agency Agreement and in consideration for $100.00, we issued Univest the Univest Warrant, which is exercisable for up to 363,637 Common Shares at an exercise price of $1.815 per share. We are required within 30 calendar days of November 20, 2020 to file a registration statement providing for the resale of the Common Shares issued and issuable upon the exercise of the Univest Warrant. We have complied with this obligation in connection with the filing of this registration statement, of which this prospectus forms a part. We are required to use commercially reasonable efforts to cause such registration to become effective within 60 calendar days (or, in the event of a “full review” by the SEC, within 90 calendar days) of November 20, 2020 and to keep such registration statement effective at all times until Univest no longer owns any Univest Warrant or Common Shares issuable upon exercise thereof.

The Univest Warrant has substantially the same terms as the Unregistered Investor Warrants, except that such warrant will be exercisable beginning six (6) months after issuance and for three (3) years from the date of issuance. Pursuant to FINRA Rule 5110(g), the Univest Warrant and any Common Shares issued upon exercise of the Univest Warrant shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the 2020 Closing offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the 2020 Closing offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth below for the remainder of the time period; (iii) if the aggregate amount of our securities held by Univest or related persons do not exceed 1% of the securities offered in the 2020 Closing offering; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth below for the remainder of the time period.

Univest may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, Univest would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under these rules and regulations, Univest may not: (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Related Transaction Agreements

In connection with the Securities Purchase Agreement, we entered into the Placement Agency Agreement with Univest, and issued the Univest Warrant to Univest.

In connection with the Securities Purchase Agreement, we also entered into the Registration Rights Agreement with the investors in the 2020 Closing and granted Univest the same registration rights with respect to the Univest Warrant that were granted to such investors. We are required within 30 calendar days of November 20, 2020 to file a registration statement providing for the resale of the Common Shares underlying the Unregistered Investor Warrants. We are complying this requirement by filing this registration statement. We are also required to use commercially reasonable efforts to cause such registration to become effective within 60 calendar days (or, in the event of a “full review” by the SEC, within 90 calendar days) of November 20, 2020 and to keep such registration statement effective at all times until no investor owns any Unregistered Investor Warrants or Common Shares underlying the Unregistered Investor Warrants.

You should review copies of each of the Placement Agency Agreement, as amended, Securities Purchase Agreement, Registration Rights Agreement, form of the Unregistered Investor Warrant and form of the Univest Warrant, which were included as exhibits to the Current Reports on Form 6-K and Form 6-K/A that we furnished with the SEC on November 20, 2020 and December 8, 2020, respectively, for a complete description of the terms and conditions of such agreements and documents, the 2020 Closing offering, this offering and all related transaction agreements.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities registered and certain legal matters as to British Virgin Islands law in connection with this offering will be passed upon for us by Campbells, British Virgin Islands counsel to our Company. The address of Campbells in the British Virgin Islands is Floor 2, Romasco Place, Waterfront Drive, PO Box 4541, Road Town, Tortola VG1110, and in Hong Kong, Floor 35, Rm 3507, Edinburgh Tower, The Landmark, 15 Queen’s Road Central. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of our Company appearing in our annual report on Form 20-F for the fiscal year ended December 31, 2019 have been audited by Prager Metis CPAs, LLC, independent registered public accounting firm, as set forth in the reports thereon included therein and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we have filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is considered to be a part of this prospectus:

(1) Our Annual Report on Form 20-F for the year ended December 31, 2019, filed on June 30, 2020 and Amendment No. 1 to Form 20-F filed on July 6, 2020;

(2) the Company’s Current Reports on Form 6-K, furnished with the SEC on August 12, 2020, September 14, 2020, September 30, 2020, November 20, 2020, November 24, 2020 and Form 6-K/A , furnished with the SEC on December 8, 2020;

(3) the description of the Common Shares contained in the Company’s registration statement on Form F-1 filed with the SEC on September 16, 2014 (File Number 333-198788), as amended from time to time thereafter, and declared effective by the SEC on March 18, 2015, and any amendment or report filed with the SEC for purposes of updating such description; and

·	(4) the description of our Common Shares contained in our registration statement on Form 8-A filed on March 17, 2015 and as it may be further amended from time to time.

We also incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering.

Any statement contained in a document that we incorporate by reference herein will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference herein prior to the termination of this offering) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may obtain a copy of these filings and documents, without charge, by writing or calling us at:

Tantech Holdings Ltd

c/o Tantech Holdings (Lishui) Co., Ltd.

No. 10 Cen Shan Road, Shuige Industrial Zone

Lishui City, Zhejiang Province 323000

People’s Republic of China

+86-578-226-2305

Attn: Investor Relations

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $107,754,663. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this shelf registration process, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. This prospectus does not contain all the information provided in the registration statement we have filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement and the exhibits filed as a part of that registration statement.

We are subject to the reporting requirements of the Exchange Act, and file reports, including Annual Reports on Form 20-F and Reports on Form 6-K, with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. The public may read our SEC filings, including the registration statement of which this prospectus is a part and the exhibits filed as a part of that registration statement, over the Internet at http://www.sec.gov.

Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Zhejiang Zhengbiao Law Firm, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Zhejiang Zhengbiao Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

We have been advised by Campbells, our counsel as to British Virgin Islands law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in commercial matters. In the case of a final and conclusive judgment obtained in a court of a foreign country (with which no reciprocal arrangements exist or extend), such as the United States, for either a liquidated sum (not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations), or in certain circumstances, for in personam non-money relief, such judgment will be recognized and enforced in the British Virgin Islands courts without any re-examination of the merits at common law, by an action commenced on the foreign judgment in the British Virgin Islands courts. The courts would enforce the relevant judgment, provided that:

-     the judgment had not been wholly satisfied;

-     United States court had jurisdiction in the matter and the Company either submitted to the jurisdiction of the foreign court or was resident or carrying on business within such jurisdiction and was duly served with process;

-     in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of a court;

-     recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy or for some other similar reason the judgment could not have been entertained by the British Virgin Islands courts; and

-     the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TANTECH HOLDINGS LTD

PROSPECTUS

December 28, 2020